Exhibit (d)(1)

INVESTMENT ADVISORY AGREEMENT

ARK ETF TRUST

AGREEMENT made this 30th day of June, 2014 between ARK Investment Management LLC, a Delaware limited liability company (“Adviser”), and ARK ETF Trust, a Delaware statutory trust (“Trust”), on behalf of each series of the Trust list on the attached Exhibit A as it may be amended from time to time (each series is hereinafter referred to as a “Fund”).

WHEREAS, the Adviser is principally engaged in the business of rendering investment advisory services and is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Trust is an open-end management investment company, registered with the SEC under the Investment Company Act of 1940, as amended (“1940 Act”), and structured to offer shares of beneficial interest in the form of creation units (“Shares”) in its Funds, each of which is an exchange-traded fund (“ETF”); and

WHEREAS, the Trust presently intends to offer Shares of each Fund listed on Exhibit A hereto; and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Trust and each of the Funds and the Adviser is willing to so render such services;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth, it is agreed between the Trust and the Adviser as follows:

1. Appointment of Adviser. The Trust hereby appoints the Adviser to act as investment adviser to the Trust and each of its Funds for the periods, in the manner and on the terms and conditions herein set forth, subject to the supervision of the Board of Trustees of the Trust (“Board”). The Adviser accepts such appointment for the compensation herein provided and agrees to render the services and assume the obligations set forth in this Agreement commencing on the date that each Fund is offered to the public (“Effective Date”).

2. Duties of Adviser.

(a) Subject to the general supervision of the Board, the Adviser shall manage the investment operations of each Fund and the composition of each Fund’s assets, including the purchase, retention and disposition thereof. In this regard, the Adviser:

(i) shall provide supervision of each Fund’s assets, furnish a continuous investment program for each Fund in accordance with each Fund’s Prospectus and Statement of Additional Information (“SAI”) included as part of the Trust’s registration statement filed with the SEC, and shall determine, from time to time, what investments or securities will be purchased, retained or sold by each Fund and what portion of the assets of each Fund will be invested or held uninvested as cash;

(ii) shall provide quarterly, or otherwise as requested by the Board, reports to the Trust’s officers and Board concerning the Adviser’s discharge of its duties and responsibilities under this Agreement;

(iii) shall vote proxies, exercise consents and exercise all other rights appertaining to securities and assets held by each Fund in accordance with the voting policies and procedures approved by the Board;

(iv) shall, as appropriate, select broker-dealers to execute portfolio transactions for each Fund. All purchase and sale orders will be placed with broker-dealers who are selected by the Adviser in accordance with its duty to seek “best execution” of such orders for the Funds. In seeking “best execution” the Adviser shall consider all factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any. Whenever the Adviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of each Fund, in selecting brokers or dealers to execute such orders, the Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services that may enhance the Adviser’s research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of Securities Exchange Act of 1934 Act, amended (“1934 Act”), that the Adviser may use a broker whose commissions on transactions may exceed the commissions that another broker would have charged for effecting the transactions, provided that the Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of each Fund or the Adviser’s overall responsibilities to the Adviser’s discretionary accounts.

(v) may, on occasions when it deems the purchase or sale of a security to be in the best interests of a Fund as well as other fiduciary or agency accounts managed by the Adviser, as applicable, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain best execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to such Fund and to such other accounts;

(vi) assist in the preparation and filing of reports and proxy statements (if any) to the shareholders of each Fund, the periodic updating of the registration statement, Prospectus, SAI, and other reports and documents for the Funds required to be filed by the Trust with the SEC and other governmental bodies;

(vii) in connection with its management of each Fund, monitor anticipated purchases and redemptions of Shares (including creation units) by shareholders and new investors;

(viii) provide information and assistance as reasonably requested by the other service providers of the Trust in connection with the registration of Shares of each Fund in accordance with applicable federal, state and foreign securities law requirements and regulatory requirements applicable to investors in each Fund;

(ix) will furnish to the Trust such statistical information with respect to the assets or investments that a Fund (or portions of any Fund) may hold or contemplate purchasing as the Trust or the Board may reasonably request;

(x) will furnish to the Board such periodic and special reports as the Board members may reasonably request. In addition, the Adviser agrees to furnish to the Board all currently available standardized performance information and other customary data regarding each Fund;

(xi) will provide the Funds with office space, facilities, equipment and necessary personnel and such other services as the Adviser, subject to review by the Board, from time to time shall determine to be necessary or useful to perform its obligations under this Agreement. The Adviser, also on behalf of the Funds, shall conduct relations with custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Adviser generally shall monitor each Fund’s compliance with investment policies and restrictions as set forth in filings made by the Fund under the federal securities laws; and

(xii) may cause a Fund to commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, the Adviser may represent a Fund on a creditors’ (or similar) committee.

(b) The Adviser, in connection with its rights and duties with respect to the Trust:

(i) shall use its best judgment in rendering its services under this Agreement and shall use care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims;

(ii) shall act in conformity with the Declaration of Trust, By-Laws, registration statement, Prospectus, SAI, the Trust’s exemptive order(s), and instructions and directions of the Board members and will use its best efforts to comply with and conform to the requirements of the 1940 Act and all other applicable federal and state laws, regulations and rulings; and

(iii) shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund or the holders of each Fund’s Shares in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust, each Fund or to holders of each Fund’s Shares to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement or otherwise for breach of this Agreement.

(c) The Adviser shall:

(i) comply with and conduct its activities under this Agreement in accordance with all applicable securities and tax law and rules, including compliance with the 1940 Act, the Advisers Act, the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), and all other applicable federal and state laws and regulations;

(ii) use reasonable efforts to manage each Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code and the regulations thereunder;

(iii) maintain a policy and practice of conducting its investment advisory services hereunder independently of the operations of any affiliate of the Adviser;

(iv) discharge the foregoing responsibilities subject to the control and supervision of the Board and in compliance with such policies and procedures of the Trust (regarding each Fund) that the Board may from time to time establish;

(v) assist the Trust in determining the fair value of portfolio securities when market quotations are not readily available, tracking and reviewing fair valued securities; supervising pricing vendors; monitoring for significant events occurring after the close of trading that may affect the value of portfolio holdings; and establishing net asset value estimation processes in the event the administrator cannot produce a net asset value for Shares of a Fund;

(vi) immediately notify the Trust in the event that the Adviser or any of its affiliates: (I) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement or (II) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Adviser further agrees to notify the Trust immediately of any material fact known to the Adviser respecting or relating to the Adviser or its affiliates that is not contained in the Trust’s registration statement regarding each Fund, or any amendment or supplement thereto, but that is required to be disclosed thereon, and of any statement contained therein that becomes untrue in any material respect;

(vii) not use inside information that may be in its possession or in the possession of any of its affiliates, nor will the Adviser seek to obtain any such information; and

(viii) The Adviser will maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Trust, and will institute procedures reasonably necessary to prevent any “Access Person” (as defined in Rule 17j-1) from violating its Code of Ethics.

(d) The Adviser or its delegate shall initially determine and make any subsequent modifications to the portfolio composition file (“PCF”). The PCF shall specify the amount of the cash component, the identity and number of shares of the securities to be accepted pursuant to each Fund’s benchmark index in exchange for “Creation Units” for each Fund and the securities that will be applicable that day to redemption requests received for each Fund (and may give directions to the Trust’s custodian with respect to such designations).

(e) In providing investment advisory services to each Fund, the Adviser will provide each Fund with ongoing investment guidance, policy direction, including oral and written research, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends and long-range investment policy.

(f) The Adviser may delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisers, including but not limited to delegating the voting of proxies relating to a Fund’s portfolio securities in accordance with the proxy voting policies and procedures of such investment sub-adviser; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Board members and approved in a manner consistent with the 1940 Act. However, no such delegation shall relieve the Adviser of its duties and obligations with respect to the management of each Fund’s assets pursuant to this Agreement and in accordance with applicable law.

(g) The Adviser shall treat as confidential and proprietary information regarding each Fund, including of each Fund’s records and other information relative to each Fund and its prior, current or potential shareholders. The Adviser shall not use such records and information for any purpose other than the performance of its duties and responsibilities under this Agreement, except after prior notification to and approval in writing by the applicable Fund, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by such Fund.

(h) The services of the Adviser hereunder are not deemed exclusive and the Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.

(i) The Adviser will promptly notify the Trust in writing of the occurrence of any of the following events:

(i) the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

(ii) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and/or

(iii) the controlling member of the Adviser or the portfolio manager of any Fund changes or there is otherwise an actual change in control or management of Adviser.

3. Expenses. During the term of this Agreement, the Adviser shall pay all costs incurred by it in connection with the performance of its duties under this Agreement and shall pay the compensation and expenses of all of its partners, members, officers and employees who serve as trustees, officers and executive employees of the Trust (including the Trust’s share of payroll taxes), and the Adviser shall make available, without expense to each Fund, the service of its partners, members, officers and employees who may be duly elected officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law.

4. Compensation. As compensation for the services provided and expenses assumed by the Adviser under this Agreement, the Trust will arrange for each Fund to pay the Adviser at the end of each calendar month an advisory fee computed daily at an annual rate equal to the amount of average daily net assets listed opposite each Fund’s name in Exhibit A, attached hereto. The “average daily net assets” of each Fund shall mean the average of the values placed on each Fund’s net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of each Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if each Fund lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of each Fund shall always be determined pursuant to the applicable provisions of the Declaration of Trust and the registration statement. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this Section 4, the value of the net assets of each Fund as last determined shall be deemed to be the value of its net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of each Fund’s portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of each Fund has been so suspended for a period including any month end when the Adviser’s compensation is payable pursuant to this Section 4, then the Adviser’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of each Fund as last determined (whether during or prior to such month). If each Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 4.

5. Books and Records. The Adviser agrees to maintain and to preserve for the periods prescribed under the 1940 Act, the 1934 Act or the Advisers Act, as applicable, any such records as are required to be maintained by the Adviser with respect to the Trust and each Fund under the 1940 Act, the 1934 Act or the Advisers Act relating to its responsibilities provided hereunder, other than those records being maintained by any administrator, custodian or transfer agent appointed by the Trust pursuant to a contractual arrangement with the Trust that has agreed that such records remain the property of the Trust and will be surrendered promptly upon the Trust’s request. The Adviser further agrees that all records which it maintains for the Trust are the property of the Trust and it shall surrender promptly to the Trust any such records upon the Trust’s request.

6. Duration and Termination. The Agreement shall continue, unless sooner terminated as provided herein, for two years from the date of its execution (and, with respect to any Fund added to this Agreement after its execution, two years from the date of the applicable amendment to Schedule A) and, with respect to each Fund thereafter, shall continue for periods of one year thereafter so long as such continuance for each Fund is approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and by the Trustees of the Trust or by vote of a majority of the outstanding Shares (as defined with respect to voting securities in the 1940 Act) representing the interests in such Fund; provided, however, that this Agreement may be terminated by the Trust as to any Fund at any time, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding Shares (as so defined in the 1940 Act) representing the interests in the Fund affected thereby on sixty (60) days’ written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on sixty (60) days’ written notice to the Trust. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

7. Trade Names and Trademarks. The Adviser agrees that the name “ARK” may be used in the name of the Trust and that such name, together with any related logos and any service marks containing the word “ARK,” may be used in connection with the Trust’s business only for so long as this Agreement (including any continuance or amendment hereof) remains in effect and that such use shall be royalty free. At such time as this Agreement shall no longer be in effect, the Trust will cease such use. The Trust acknowledges that it has no rights to the name “ARK” and such logos or service marks other than those granted in this paragraph and that the Adviser reserves to itself the right to grant the nonexclusive right to use the name “ARK” and such logos or service marks to any other person.

8. Status of Adviser as Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

9. Amendment of Agreement. This Agreement may be amended by mutual consent, and the consent of the Trust must be approved by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and, to the extent required by the 1940 Act and interpretations thereof by the SEC and its staff, by vote of a majority of the outstanding Shares (as defined with respect to voting securities by the 1940 Act) representing the interests in each Fund affected by such amendment.

10. Shareholder Liability. This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the Trustees, officers or Shareholders of the Trust individually but are binding only upon the Trust and its assets and property. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ARK ETF TRUST

By:	/s/ Catherine D. Wood
Name:	Catherine D. Wood
Title:	President

ARK INVESTMENT MANAGEMENT LLC

By:	/s/ Catherine D. Wood
Name:	Catherine D. Wood
Title:	Chief Executive Officer

EXHIBIT A*

To Investment Advisory Agreement

Between ARK ETF Trust and ARK Investment Management LLC

As of September 23, 2025

ANNUAL advisory FEE
(payable to the Adviser from the annual
supervision fee under the Supervision
Agreement**)
Fund	(as a % of average daily net assets)
ARK Innovation ETF	0.55%
ARK Genomic Revolution ETF	0.55%
ARK Autonomous Technology & Robotics ETF	0.55%
ARK Next Generation Internet ETF	0.55%
ARK Fintech Innovation ETF	0.55%
ARK Space Exploration & Innovation ETF	0.55%
The 3D Printing ETF	0.30%
ARK Israel Innovative Technology ETF	0.30%
ARK DIET Q1 Buffer ETF	0.44%
ARK DIET Q2 Buffer ETF	0.44%
ARK DIET Q3 Buffer ETF	0.44%
ARK DIET Q4 Buffer ETF	0.44%
ARK Crypto Asset Active ETF	0.30%

* This Exhibit A supersedes any prior Exhibit A to the Investment Advisory Agreement.

** Pursuant to Section 4 of the Investment Advisory Agreement of which this Exhibit A is a part, the Trust shall arrange for each Fund to pay the Adviser at the end of each calendar month an advisory fee computed daily at an annual rate equal to the percentage of average daily net assets of such Fund listed opposite each Fund’s name set forth above in this Exhibit A, such fee to be paid by the Adviser out of the annual supervision fee the Adviser receives for supervisory services pursuant to Section 5 of the Supervision Agreement dated June 30, 2014, between the Trust and the Adviser, as may be amended from time to time.